 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2019

INFINERA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-33486	77-0560433
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

140 Caspian Court
Sunnyvale, CA	94089
(Address of principal executive offices)	(Zip Code)
(408) 572-5200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Common shares, par value $0.001 per share	INFN	The Nasdaq Global Select Market
(Title of each class)	(Trading symbol)	(Name of exchange on which registered)

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c)
On August 1, 2019, Infinera Corporation (the “Company”) announced the hiring of Nancy Erba to the position of Senior Vice President, Strategic Finance effective immediately. Ms. Erba will become the Company’s Chief Financial Officer effective August 26, 2019. Other than disclosed herein, there are no arrangements or understandings between Ms. Erba and any other persons pursuant to which Ms. Erba was appointed Senior Vice President, Strategic Finance of the Company or will be subsequently appointed to Chief Financial Officer of the Company. There are also no family relationships between Ms. Erba and any director or executive officer of the Company. Ms. Erba has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Prior to joining the Company, Ms. Erba served as Chief Financial Officer of Immersion Corporation, a leader in touch feedback technology, from September 2016 to March 2019. Previously, Ms. Erba was Vice President, Financial Planning and Analysis of Seagate Technology plc, a data storage company, from February 2015 to October 2015. Prior executive roles at Seagate Technology include Division CFO and Vice President of Finance for Strategic Growth Initiatives from 2013 to 2015; Vice President, Business Operations and Planning from 2009 to 2013; Division CFO and Vice President of Finance of the Consumer Solutions Division from 2008 to 2009; and Vice President, Corporate Development from 2006 to 2008. Ms. Erba currently serves on the board of directors of PDF Solutions, Inc., a software and engineering services company. Ms. Erba holds a B.A. degree in Mathematics from Smith College and an M.B.A. degree from Baylor University.
In connection with Ms. Erba’s hiring and subsequent appointment as Chief Financial Officer, the Company and Ms. Erba entered into a letter agreement (the “Offer Letter”). The Offer Letter does not have a specific term and provides that Ms. Erba is an at-will employee.
Pursuant to the Offer Letter, Ms. Erba will receive an annual base salary of $425,000 and will be eligible for an annual cash incentive bonus payment of 75% of her base salary. In addition, as an inducement to entering into employment with the Company, Ms. Erba will be eligible to receive 562,500 restricted stock units (“RSUs”) and 187,500 performance shares (“PSAs”) pursuant to the Company’s 2019 Inducement Equity Incentive Plan in connection with her hiring. The RSUs shall vest as to 1/4th of the underlying shares annually on each one year anniversary of the vesting commencement date, subject to Ms. Erba’s remaining a service provider of the Company through each applicable vesting date. The PSAs shall vest subject to achievement of a financial performance objective related to non-GAAP operating income targets, as determined by the Compensation Committee of the Company’s Board of Directors in its discretion. The PSAs shall vest based on meeting such performance-based objective, and include a service-based requirement should the performance objective be met before the three-year performance period is completed. The performance period begins on the first day of the Company’s 2019 fiscal year and ends on the last day of the Company’s 2021 fiscal year consistent with similar performance awards granted to other Company executives.

Ms. Erba will also enter into a change of control agreement and an indemnification agreement with the Company, each in the form previously filed with the Securities and Exchange Commission. A copy of the Company’s August 1, 2019 press release announcing Ms. Erba’s hiring is attached hereto as Exhibit 99.1 and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of Infinera Corporation dated August 1, 2019.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINERA CORPORATION

Date: August 1, 2019	By:	/s/ David L. Teichmann
David L. Teichmann Chief Legal Officer and Corporate Secretary